Exhibit 99.1

First Foundation Announces 2018 First Quarter Financial Results

•	Earnings per fully diluted share of $0.23 for first quarter of 2018
•	Revenue growth of 28%
•	Annualized loan growth of 27%, annualized deposit growth of 22%

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter ended March 31, 2018. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“First Foundation continues to grow as we attract new clients to the firm and see opportunities for future growth in our markets,” said Scott F. Kavanaugh, CEO. “We have completed the integration of staff and systems of Community 1st Bank and expect to complete our merger with Premier Business Bank in the second quarter of 2018.”

Highlights

Financial Results:

•	2018 first quarter compared to 2017 first quarter:
o	Total revenues were $43.2 million, an increase of 28%
o	Net interest income was $34.3 million, an increase of 32%
o	Income before taxes was $12.6 million, an increase of 39%
o	Earnings were $9.0 million, an increase of 47%
o	Earnings per fully diluted share were $0.23, compared to $0.18 in 2017, an increase of 27%
•	2018 Financial ratios:
o	Return on average tangible equity of 9.8% for the quarter
o	Return on average assets of 0.76% for the quarter
o	Efficiency ratio of 67.0% for the quarter
o	Total tangible shareholders’ equity of $379 million, tangible book value of $9.69 per share, and tangible common equity to tangible assets of 7.87%, in each case, as of March 31, 2018

Other Activity:

•	Loan originations totaled $420 million for the first quarter
•	Deposits increased by $193 million for the first quarter
•	Assets under management (“AUM”) at FFA decreased by $106 million for the first quarter, partially related to volatility experienced in the markets
•	$52 million of loans were sold in first quarter of 2018, with a gain of $0.5 million

“As we maintain loan rate and credit quality discipline, our loan production volumes may experience fluctuations,” said David DePillo, President of First Foundation Bank. “We have been successful in increasing our deposit base in the first quarter despite increasing competition for deposits.”

Details

•

Total loans, including loans held for sale, increased $245 million in the first quarter of 2018 as a result of $420 million of originations which were partially offset by the sale of $52 million of multifamily loans and payoffs or scheduled payments of $123 million.

•

The $193 million growth in deposits during the first quarter of 2018 included specialty deposits growth of $52 million, branch deposits growth of $16 million and wholesale deposits growth of $125 million.

•

The $106 million decrease in AUM during the first quarter of 2018 was the net result of $67 million of new accounts, $78 million of portfolio losses and terminations and net withdrawals of $96 million.

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk that certain conditions to the closing of the PBB Bancorp acquisition may not be satisfied on a timely basis or at all; the risk that the costs associated with the PBB Bancorp acquisition, which will be incurred whether or not the acquisition successfully closes, may be higher than we expect; the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that we filed with the SEC on March 16, 2018, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2017 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$177,356	$120,394
Securities available-for-sale (“AFS”)	513,067	519,364
Loans held for sale	148,266	154,380

Loans, net of deferred fees	3,914,970	3,663,727
Allowance for loan and lease losses (“ALLL”)	(20,000)	(18,400)
Net loans	3,894,970	3,645,327

Investment in FHLB stock	22,626	19,060
Deferred taxes	13,629	12,143
Premises and equipment, net	6,716	6,581
Real estate owned (“REO”)	2,165	2,920
Goodwill and intangibles	33,551	33,576
Other assets	29,836	27,440
Total Assets	$4,842,182	$4,541,185

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$3,636,192	$3,443,527
Borrowings	769,000	678,000
Accounts payable and other liabilities	24,876	24,707
Total Liabilities	4,430,068	4,146,234

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 39,056,436 and 38,207,766 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	39	38
Additional paid-in-capital	327,951	314,501
Retained earnings	94,479	85,503
Accumulated other comprehensive income (loss), net of tax	(10,355)	(5,091)
Total Shareholders’ Equity	412,114	394,951

Total Liabilities and Shareholders’ Equity	$4,842,182	$4,541,185

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended March 31,
	2018	2017

Interest income:
Loans	$38,971	$26,491
Securities	3,422	3,031
FHLB Stock, fed funds sold and deposits	926	838
Total interest income	43,319	30,360

Interest expense:
Deposits	5,872	3,192
Borrowings	3,179	1,110
Total interest expense	9,051	4,302

Net interest income	34,268	26,058

Provision for loan losses	1,688	69

Net interest income after provision for loan losses	32,580	25,989

Noninterest income:
Asset management, consulting and other fees	7,181	6,215
Gain on sale of loans	545	300
Other income	1,256	1,268
Total noninterest income	8,982	7,783

Noninterest expense:
Compensation and benefits	17,169	14,755
Occupancy and depreciation	4,171	3,414
Professional services and marketing costs	2,489	3,429
Customer service costs	2,771	693
Other expenses	2,388	2,418
Total noninterest expense	28,988	24,709

Income before taxes on income	12,574	9,063
Taxes on income	3,598	2,950
Net income	$8,976	$6,113

Net income per share:
Basic	$0.23	$0.19
Diluted	$0.23	$0.18
Shares used in computation:
Basic	38,577,271	32,805,010
Diluted	39,124,732	33,961,220

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended March 31,
	2018	2017
Selected Income Statement Data:
Net interest income	$34,268	$26,058
Provision for loan losses	1,688	69
Noninterest Income:
Asset management, consulting and other fees	7,181	6,215
Gain on sale of loans	545	300
Other	1,256	1,268
Noninterest expense	28,988	24,709
Income before taxes	12,574	9,063
Net income	8,976	6,113
Net income per share:
Basic	$0.23	$0.19
Diluted	0.23	0.18

Selected Performance Ratios:
Return on average assets - annualized	0.76%	0.69%
Return on average equity - annualized	9.0%	8.5%
Return on average tangible equity – annualized(1)	9.8%	8.6%
Net yield on interest-earning assets	2.96%	2.96%
Efficiency ratio (2)	67.0%	73.0%
Noninterest income as a % of total revenues	20.8%	23.0%

Other Information:
Loan originations	$420,410	$381,913
Charge-offs / average loans - annualized	0.01%	(0.03)%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	March 31, 2018	December 31, 2017
Selected Balance Sheet Data:
Cash and cash equivalents	$177,356	$120,394
Loans held for sale	148,266	154,380
Loans, net of deferred fees	3,914,970	3,663,727
ALLL	20,000	18,400
Total assets	4,842,182	4,541,185
Noninterest-bearing deposits	1,170,927	1,097,196
Interest-bearing deposits	2,465,265	2,346,331
Borrowings	769,000	678,000
Shareholders’ equity	412,114	394,951

Selected Capital Data:
Tangible common equity to tangible assets(3)	7.87%	8.02%
Tangible book value per share(3)	$9.69	$9.46
Shares outstanding at end of period	39,056,436	38,207,766

Other Information:
Assets under management (end of period)	$4,190,258	$4,296,077
Number of employees	391	394
Loan to deposit ratio	111.7%	110.9%
Nonperforming assets to total assets	0.28%	0.31%
Ratio of ALLL to loans(4)	0.54%	0.54%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended March 31,
	2018		2017
Banking:
Interest income		$43,319		$30,360
Interest expense		8,520		4,277
Net interest income		34,799		26,083
Provision for loan losses		1,688		69
Noninterest income		2,557		2,516
Noninterest expense		21,811		18,331
Income before taxes on income		$13,857		$10,199

Wealth Management:
Noninterest income		$6,414		$5,457
Noninterest expense		5,817		5,190
Income before taxes on income		$597		$267

Other and Eliminations:
Interest income	$	−	$	−
Interest expense		531		25
Net interest income		(531)		(25)
Noninterest income		11		(190)
Noninterest expense		1,360		1,188
Loss before taxes on income		$(1,880)		$(1,403)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018

Interest income:
Loans	$26,491	$29,982	$31,236	$33,998	$38,971
Securities	3,031	3,126	3,023	3,227	3,422
FHLB Stock, fed funds sold and deposits	838	544	619	686	926
Total interest income	30,360	33,652	34,878	37,911	43,319

Interest expense:
Deposits	3,192	4,012	4,899	5,340	5,872
Borrowings	1,110	1,745	1,539	1,346	3,179
Total interest expense	4,302	5,757	6,438	6,686	9,051

Net interest income	26,058	27,895	28,440	31,225	34,268

Provision for loan losses	69	1,092	701	900	1,688

Net interest income after provision for loan losses	25,989	26,803	27,739	30,325	32,580

Noninterest income:
Asset management, consulting and other fees	6,215	6,557	6,900	7,038	7,181
Gain on sale of loans	300	2,050	1,962	2,717	545
Other income	1,268	1,090	1,001	1,621	1,256
Total noninterest income	7,783	9,697	9,863	11,376	8,982

Noninterest expense:
Compensation and benefits	14,755	13,983	14,117	13,703	17,169
Occupancy and depreciation	3,414	3,879	3,801	4,302	4,171
Professional services and marketing costs	3,429	207	1,479	2,572	2,489
Customer service costs	693	1,319	2,229	2,800	2,771
Other expenses	2,418	2,825	1,767	5,284	2,388
Total noninterest expense	24,709	22,213	23,393	28,661	28,988

Income before taxes on income	9,063	14,287	14,209	13,040	12,574
Taxes on income	2,950	4,671	4,629	10,767	3,598
Net income	$6,113	$9,616	$9,580	$2,273	$8,976

Net income per share:
Basic	$0.19	$0.29	$0.28	$0.06	$0.23
Diluted	$0.18	$0.28	$0.27	$0.06	$0.23
Shares used in computation:
Basic	32,805,010	33,623,671	34,565,949	36,890,085	38,577,271
Diluted	33,961,220	34,564,319	35,259,632	37,500,952	39,124,732

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018
Banking:
Interest income	$30,360	$33,652	$34,877	$37,912		$43,319
Interest expense	4,277	5,575	6,210	6,468		8,520
Net interest income	26,083	28,077	28,667	31,444		34,799
Provision for loan losses	69	1,092	701	900		1,688
Noninterest income	2,516	4,165	3,955	5,380		2,557
Noninterest expense	18,331	15,842	17,333	22,484		21,811
Income before taxes on income	$10,199	$15,308	$14,588	$13,440		$13,857

Wealth Management:
Noninterest income	$5,457	$5,745	$6,133	$6,221		$6,414
Noninterest expense	5,190	5,042	5,096	5,141		5,817
Income before taxes on income	$267	$703	$1,037	$1,080		$597

Other and Eliminations:
Interest income	$-	$-	$-	$-	$	−
Interest expense	25	182	228	218		531
Net interest income	(25)	(182)	(228)	(218)		(531)
Noninterest income	(190)	(213)	(224)	(226)		11
Noninterest expense	1,188	1,329	964	1,036		1,360
Loss before taxes on income	$(1,403)	$(1,724)	$(1,416)	$(1,480)		$(1,880)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended March 31,
	2018	2017

Average Balances:
Loans	$3,942,402	$2,932,011
Securities	519,259	511,962
Total interest-earnings assets	4,620,086	3,516,207
Deposits: interest-bearing	2,322,051	1,916,422
Deposits: noninterest-bearing	1,220,435	700,613
Borrowings	735,024	634,422

Average Yield / Rate
Loans	3.96%	3.62%
Securities	2.64%	2.37%
Total interest-earnings assets	3.76%	3.46%
Deposits (interest-bearing only)	1.03%	0.68%
Deposits (noninterest and interest-bearing)	0.67%	0.49%
Borrowings	1.75%	0.71%
Total interest-bearing liabilities	1.20%	0.68%

Net Interest Rate Spread	2.56%	2.78%

Net Yield on Interest-earning Assets	2.96%	2.96%

	For the Quarter Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018

Average Balances:
Loans	$2,932,011	$3,240,755	$3,345,159	$3,584,283	$3,942,402
Securities	511,962	496,896	481,741	502,477	519,259
Total interest-earnings assets	3,516,207	3,822,758	3,930,860	4,208,592	4,620,086
Deposits: interest-bearing	1,916,422	2,054,400	2,157,282	2,274,163	2,322,051
Deposits: noninterest-bearing	700,613	809,129	1,013,753	1,244,750	1,220,435
Borrowings	634,422	679,055	454,273	367,701	735,024

Average Yield / Rate:
Loans	3.62%	3.70%	3.73%	3.79%	3.96%
Securities	2.37%	2.52%	2.51%	2.57%	2.64%
Total interest-earnings assets	3.46%	3.52%	3.55%	3.60%	3.76%
Deposits (interest-bearing only)	0.68%	0.78%	0.90%	0.93%	1.03%
Deposits (noninterest and interest-bearing)	0.49%	0.56%	0.61%	0.60%	0.67%
Borrowings	0.71%	1.03%	1.34%	1.45%	1.75%
Total interest-bearing liabilities	0.68%	0.84%	0.98%	1.00%	1.20%

Net Interest Rate Spread	2.78%	2.68%	2.57%	2.60%	2.56%

Net Yield on Interest-earning Assets	2.96%	2.92%	2.90%	2.97%	2.96%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $33.6 million of goodwill and intangible assets as of March 31, 2018 and December 31, 2017. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $33.6 million and $2.1 million of average goodwill and intangible assets for the quarters ended March 31, 2018 and March 31, 2017, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended March 31, 2018 as Compared to Quarter Ended March 31, 2017

Our net income and income before taxes in the first quarter of 2018 were $9.0 million and $12.6 million, respectively, as compared to $6.1 million and $9.1 million, respectively, in the first quarter of 2017. The $3.5 million increase in income before taxes was the result of a $3.7 million increase in income before taxes for Banking and a $0.3 million increase in income before taxes for Wealth Management which were partially offset by a $0.5 million increase in corporate interest expense. The increase in Banking was due to higher net interest income which was partially offset by a higher provision for loan losses and higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses.

Our effective tax rate for the first quarter of 2018 was 28.6% as compared to 32.5% for the first quarter of 2017. As a result of reduced federal tax rates, our statutory tax rate decreased from 41.6% in 2017 to 29.0% in 2018. During the first quarter of 2017, we realized a 930 basis point reduction in our effective tax rate related to excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 33% from $26.1 million in the first quarter of 2017, to $34.8 million in the first quarter of 2018 due to a 31% increase in interest-earning assets. On a consolidated basis, a decrease in our net interest rate spread was offset by a higher proportion of noninterest-bearing deposits and equity balances. As a result, our net yield on interest earning assets was 2.96% in both the first quarter of 2017 and the first quarter of 2018. The decrease in the net interest rate spread from 2.78% in the first quarter of 2017 to 2.56% in the first quarter of 2018 was due to an increase in the cost of interest-bearing liabilities from 0.68% in the first quarter of 2017 to 1.20% in the first quarter of 2018 which was partially offset by an increase in yield on total interest-earning assets from 3.46% in the first quarter of 2017 to 3.76% in the first quarter of 2018. The yield on interest-earning assets increased as new loans and securities added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 0.70% in the first quarter of 2017 to 1.55% in the first quarter of 2018. The average balance outstanding under the holding company line of credit increased from $2.2 million in the first quarter of 2017 to $41.6 million in the first quarter of 2018, resulting in a $0.5 million increase in corporate interest expense.

The provision for loan losses in the first quarter of 2018 was $1.7 million as compared to $0.1 million in the first quarter of 2017. The $1.7 million provision in the first quarter of 2018, during which we increased our loan balances by 7%, allowed us to maintain an ALLL equal to 54 basis points of non-acquired loans as compared to a decrease in our ALLL percentage in the first quarter of 2017.

Noninterest income in Banking in the first quarter of 2018 was comparable to the first quarter of 2017 as a $0.2 million increase in gain on sale of loans was offset by decrease in insurance revenues.  During the first quarter of 2018 we realized $0.5 million in gains on the sale of $52 million of multifamily loans, while in the first quarter of 2017 we realized $0.3 million of gains on the sale of $21 million of multifamily loans. Noninterest income for Wealth Management increased by $1.0 million in the first quarter of 2018 when compared to the corresponding period in 2017 due to higher levels of AUM.

Noninterest expense in Banking increased from $18.3 million in the first quarter of 2017 to $21.8 million in the first quarter of 2018, due increases in staffing and costs associated with the Bank’s expansion, including the acquisition of Community 1st Bank (“C1B”) in November 2017, and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $2.2 million or 22% during the first quarter of 2018 as compared to the first quarter of 2017 due to salary increases and an increase in the number of full time equivalent employees (“FTE”) in Banking, which increased to 338.4 in the first quarter of 2018 from 290.0 in the first quarter of 2017 as a result of the increased staffing related to the C1B acquisition and additional personnel added to support the growth in loans and deposits. A $0.7 million increase in occupancy and depreciation for Banking in the first quarter of 2018 as compared to the first quarter of 2017 was due to costs related to the C1B acquisition and increases in our data processing costs due to increased volumes and the implementation of enhancements. The $1.2 million decrease in professional services and marketing was due to costs incurred in the first quarter of 2017 related to the resolution of an outstanding litigation matter. Customer service costs for Banking increased from $0.7 million in the first quarter of 2017 to $2.8 million in the first quarter of 2018 due to a 70% increase in average balances and increases in the earnings credit rates paid on the balances. The increases in the earnings credit rates reflects the increases in short term market rates during the first quarter of 2018 when compared to the first quarter of 2017. The increase in noninterest expense for Wealth Management was due to a $0.2 million increase in compensations and benefits and a $0.4 million increase in professional services and marketing costs. The increase in compensation and benefits for Wealth Management was due to raises given in the first quarter of 2018. The increase in professional services and marketing for Wealth Management was due to the legal related costs and increases in referral fees due to higher levels of AUM.

Quarter Ended March 31, 2018 as Compared to Quarter Ended December 31, 2017

Our net income and income before taxes in the first quarter of 2018 were $9.0 million and $12.6 million, respectively, as compared to $2.3 million and $13.0 million, respectively, in the fourth quarter of 2017.

Income before taxes for Banking increased by $0.4 million, while income before taxes for Wealth Management decreased by $0.5 million and corporate interest expense increased by $0.3 million. The increase in Banking was due to higher net interest income and lower noninterest expenses which were partially offset by a higher provision for loans losses and lower noninterest income. The decrease in Wealth Management was due to lower noninterest income and higher noninterest expenses.

In the fourth quarter of 2017, we recorded a $5.4 million tax charge, attributable to the remeasurement of the net deferred tax asset as a result of the reduced corporate tax rate under the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017. As a result, the effective tax rate for the fourth quarter of 2017 was 82.6% as compared to a statutory rate of approximately 41.5%. As a result of reduced federal tax rates, our statutory tax rate decreased from in 41.6% in 2017 to 29.0% in 2018. Our effective tax rate in the first quarter of 2018 was 28.6%.

Net interest income for Banking increased 11% from $31.4 million in the fourth quarter of 2017 to $34.8 million in the first quarter of 2018 due to a 10% increase in interest-earning assets. On a consolidated basis, a decrease in our net interest rate spread was offset by a higher proportion of equity balances. As a result, our net yield on interest earning assets was 2.97% in the fourth quarter of 2017 and 2.96% in the first quarter of 2018. The decrease in the net interest rate spread from 2.60% in the fourth quarter of 2017 to 2.56% in the first quarter of 2018 was due to an increase in the cost of interest-bearing liabilities, which increased from 1.00% in the fourth quarter of 2017 to 1.20% in the first quarter of 2018, which was partially offset by an increase in yield on total interest-earning assets, which increased from 3.60% in the fourth quarter of 2017 to 3.76% in the first quarter of 2018. The yield on interest-earning assets increased as new loans and securities added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 1.28% in the fourth quarter of 2017 to 1.55% in the first quarter of 2018. The average balance outstanding under the holding company line of credit increased from $17.4 million in the fourth quarter of 2017 to $41.6 million in the first quarter of 2018, resulting in a $0.3 million increase in corporate interest expenses.

The provision for loan losses in the first quarter of 2018 was $1.7 million as compared to $0.9 million in the fourth quarter of 2017 primarily because the increase in outstanding loan balances, excluding acquired loans, was 43% higher in the first quarter of 2018 as compared to the fourth quarter of 2017.

Noninterest income in Banking decreased from $5.4 million in the fourth quarter of 2017 to $2.6 million in the first quarter of 2018 primarily due to lower gains on sales of loans. During the first quarter of 2018 we realized $0.5 million in gains on the sale of $52 million of multifamily loans, while in the fourth quarter of 2017 we realized $2.7 million of gains on the sale of $167 million of multifamily loans. In addition, loan related fees, including prepayment fees, were $0.5 million lower in the first quarter of 2018 as compared to the fourth quarter of 2017.

Noninterest expense in Banking decreased from $22.5 million in the fourth quarter of 2017 to $21.8 million in the first quarter of 2018. Compensation and benefit costs for Banking increased $3.1 million due to a 2% increase in FTE and seasonal increases in costs associated with raises, employer taxes and employer contributions to retirement plans. Legal costs for Banking decreased by $0.6 million during the first quarter of 2018 as compared to the fourth quarter of 2017 due to higher costs incurred during the fourth quarter of 2017 related to litigation matters. The increase in noninterest expense for Wealth Management was due to a $0.3 million increase in compensations and benefits and a $0.3 million increase in professional services and marketing costs. The increase in compensation and benefits for Wealth Management was due to seasonal increases in costs associated with raises, employer taxes and employer contributions to retirement plans. The increase in professional services and marketing for Wealth Management was due to the legal related costs. On a consolidated basis, other expenses were $2.9 million lower during the first quarter of 2018 as compared to the fourth quarter of 2017 primarily due to $2.6 million of one-time costs related to the acquisition of C1B incurred in the fourth quarter of 2017.

Changes in Financial Position

During the first quarter of 2018, total assets increased by $301 million primarily due to increases in cash and cash equivalents and loans. Cash and cash equivalents increased to $177 million at March 31, 2018 from $120 million at December 31, 2017 as we increased our on balance sheet liquidity to maintain compliance with regulatory guidelines. Loans and loans held for sale increased by $245 million as a result of $420 million of originations which were partially offset by the sale of $52 million of multifamily loans and payoffs or scheduled payments of $123 million. Deposits increased by $193 million as our specialty deposits, branch deposits and wholesale deposits increased by $52 million, $16 million and $125 million, respectively. Borrowings increased by $91 million due primarily to the additional borrowings utilized to support our loan growth. During 2018, the Company sold 0.6 million shares of its common stock through its at-the-market offering at an average price of $18.46 per share, generating net proceeds of $11.3 million. At March 31, 2018, the outstanding balance on the holding company line of credit was $30 million as compared to $50 million at December 31, 2017.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.28% at March 31, 2018. We recorded a $0.1 million loan chargeoff in the first quarter of 2018 as compared to 0.2 million of recoveries in first quarter of 2017. The ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.54% at March 31, 2018 and December 31, 2017.